Exhibit 99.1

NextGen Healthcare, Inc. Reports Fiscal 2021 First Quarter Results

IRVINE, Calif.— July 30, 2020 -- NextGen Healthcare, Inc. (Nasdaq: NXGN), the leading provider of ambulatory-focused healthcare technology solutions, announced today its fiscal 2021 first quarter ended June 30, 2020 operating results.

Fiscal 2021 First Quarter Highlights

Revenue for the fiscal 2021 first quarter was $130.9 million compared to $131.9 million a year-ago. On a GAAP basis, net loss for the fiscal 2021 first quarter was $0.8 million compared with net income of $1.2 million in the fiscal 2020 first quarter. On a GAAP basis, fully diluted net loss per share was $0.01 in the fiscal 2021 first quarter compared to net income per share of $0.02 per share for the same period a year ago. On a non-GAAP basis, fully diluted earnings per share for the fiscal 2021 first quarter was $0.21 versus $0.16 reported in the first quarter a year ago.

Cash flow from operations was $17.7 million in the fiscal 2021 first quarter compared to $17.0 million for the same period a year ago. Free cash flow was $11.4 million compared to $8.6 million in the same period a year ago.  Ending cash balance was $192 million with $179 million outstanding against revolving credit facility.

“In the face of unprecedented conditions, NextGen delivered an exceptional performance by minimizing revenue impact, preserving earnings, and generating free cash when patient visit volume was significantly reduced,” said Rusty Frantz, president and chief executive officer of NextGen Healthcare. “As we move through the quarter, our attention has turned back to innovation, commercial execution, and growth based on our differentiated, future-facing ambulatory platform that is purpose built to engage patients in their wellness journey.”

Fiscal 2021 Financial Outlook

Given the continued uncertainty in the market, the Company is not providing annual guidance. As the market stabilizes and there is more confidence in the macro environment, the Company will evaluate returning to guidance.

Conference Call Information

NextGen Healthcare will host a conference call to discuss its fiscal 2021 first quarter operating results on Thursday, July 30, 2020 at 5:00 PM ET (2:00 PM PT). Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 866-750-8947 or 720-405-1352 for international callers and referencing participant code 4192842 approximately 15 minutes prior to the call. A recording of the live webcast will be available on investor.nextgen.com after the call. It will be archived for 90 days until October 28, 2020.

About NextGen Healthcare, Inc.

We empower the transformation of ambulatory care—partnering with medical, behavioral and oral health providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn, YouTube and Instagram.

Media Contact:
NextGen Healthcare
Tami Stegmaier
O: (949) 237-6083

tstegmaier@nextgen.com

or

Investor Contact:

Westwicke Partners

Bob East or Asher Dewhurst

Westwicke Partners

443-213-0500

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events including but not limited to the COVID-19 pandemic, developments in the healthcare sector and regulatory framework, the Company's future performance, as well as management's expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: volatility and uncertainty in the global economy and financial markets in light of the evolving COVID-19 pandemic; the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company's ability or inability to attract and retain qualified personnel; possible regulation of the Company's software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods' financial statements; disruptions caused by acquisitions of companies, products, or technologies; the extent to which the COVID-19 pandemic and measures taken in response thereto could adversely affect our financial condition and results of operations; and general economic conditions. A significant portion of the Company's quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company's revenues and operating results are very difficult to forecast. A major portion of the Company's costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company's period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF NON-GAAP FINANCIAL MEASURES

This news release contains certain non-GAAP (Generally Accepted Accounting Principles) financial measures, which are provided only as supplemental information. Investors should consider these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. These non-GAAP measures are not in accordance with or a substitute for U.S. GAAP. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying financial tables. Other companies may calculate non-GAAP measures differently than NextGen Healthcare, Inc., which limits comparability between companies. The Company believes that its presentation of non-GAAP diluted earnings per share provides useful supplemental information to investors and management regarding the Company's financial condition and results. The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. The Company calculates free cash flow by as total net cash provided by operating activities, net of cash used for the additions of capitalized software costs and equipment and improvements. The Company calculates non-GAAP diluted earnings per share by excluding net acquisition costs, amortization of acquired intangible assets, amortization of deferred debt issuance costs, impairment of assets, restructuring costs, net securities litigation defense costs and settlement, share-based compensation, impairment of assets, and other non-run-rate expenses from GAAP income before provision for income taxes.

The Company utilizes a normalized non-GAAP tax rate to provide better consistency across the interim reporting periods within a given fiscal year by eliminating the effects of non-recurring and period-specific items, which can vary in size and frequency, and which are not necessarily reflective of the Company’s longer-term operations. The normalized non-GAAP tax rate applied to each quarter of fiscal year 2020 was 22.0%. The normalized non-GAAP tax rate expected to be applied to each quarter of fiscal year 2021 is 20.0%. The determination of this rate is based on the consideration of both historic and projected financial results. The Company may adjust its non-GAAP tax rate as additional information becomes available and in conjunction with any other significant events occur that may materially affect this rate, such as merger and acquisition activity, changes in business outlook, or other changes in expectations regarding tax regulations.

The Company’s future period guidance in this release includes adjustments for items not indicative of the Company’s core operations. Such adjustments are generally expected to be of a nature similar to those adjustments applied to the Company’s historic GAAP financial results in the determination of the Company’s non-GAAP diluted earnings per share. Such adjustments, however, may be affected by changes in ongoing assumptions and judgments as to the items that are excluded in the calculation of non-GAAP adjusted net income and adjusted diluted earnings per share, as described in this release. The exact amount and probable significance of these adjustments, including net acquisition costs, impairment of assets, restructuring costs, net securities litigation defense costs, and other non-run-rate expenses, are not currently determinable without unreasonable efforts, but may be significant. These items cannot be reliably quantified or forecasted due to the combination of their historic and expected variability. It is therefore not practicable to reconcile this non-GAAP guidance to the most comparable GAAP measures.

NEXTGEN HEALTHCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,
	2020	2019
Revenues:
Recurring	$119,522	$119,447
Software, hardware, and other non-recurring	11,357	12,414
Total revenues	130,879	131,861
Cost of revenue:
Recurring	50,429	50,540
Software, hardware, and other non-recurring	6,041	6,278
Amortization of capitalized software costs and acquired intangible assets	9,899	8,413
Total cost of revenue	66,369	65,231
Gross profit	64,510	66,630
Operating expenses:
Selling, general and administrative	40,737	40,128
Research and development costs, net	18,222	22,051
Amortization of acquired intangible assets	1,112	865
Impairment of assets	—	489
Restructuring costs	2,562	1,707
Total operating expenses	62,633	65,240
Income from operations	1,877	1,390
Interest income	6	79
Interest expense	(1,107)	(472)
Other income (expense), net	16	(133)
Income before provision for (benefit of) income taxes	792	864
Provision for (benefit of) income taxes	1,616	(380)
Net income (loss)	$(824)	$1,244
Net income (loss) per share:
Basic	$(0.01)	$0.02
Diluted	$(0.01)	$0.02
Weighted-average shares outstanding:
Basic	66,296	65,015
Diluted	66,296	65,353

NEXTGEN HEALTHCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	June 30, 2020	March 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$192,323	$138,012
Restricted cash and cash equivalents	8,032	2,307
Accounts receivable, net	76,851	80,006
Contract assets	13,740	12,529
Income taxes receivable	579	856
Prepaid expenses and other current assets	25,899	26,305
Total current assets	317,424	260,015
Equipment and improvements, net	18,525	19,836
Capitalized software costs, net	37,853	37,004
Operating lease assets	29,280	31,004
Deferred income taxes, net	10,604	10,620
Contract assets, net of current	2,878	3,007
Intangibles, net	51,561	57,809
Goodwill	267,165	267,165
Other assets	34,516	33,656
Total assets	$769,806	$720,116
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,199	$10,521
Contract liabilities	51,160	56,786
Accrued compensation and related benefits	22,454	23,792
Income taxes payable	1,373	148
Operating lease liabilities	10,669	10,619
Other current liabilities	43,616	41,352
Total current liabilities	138,471	143,218
Deferred compensation	5,988	5,300
Line of credit	179,000	129,000
Operating lease liabilities, net of current	36,135	38,823
Other noncurrent liabilities	6,570	3,281
Total liabilities	366,164	319,622
Commitments and contingencies
Shareholders' equity:
Common stock
$0.01 par value; authorized 100,000 shares; issued and outstanding 66,669 and 66,134 shares at June 30, 2020 and March 31, 2020, respectively	667	661
Additional paid-in capital	286,836	282,857
Accumulated other comprehensive loss	(2,156)	(2,143)
Retained earnings	118,295	119,119
Total shareholders' equity	403,642	400,494
Total liabilities and shareholders' equity	$769,806	$720,116

NEXTGEN HEALTHCARE, INC.

NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

RECONCILIATION OF NON-GAAP DILUTED EARNINGS PER SHARE

	Three Months Ended June 30,
	2020	2019
Income before provision for income taxes - GAAP	$792	$864
Non-GAAP adjustments:
Acquisition costs, net	120	—
Amortization of acquired intangible assets	6,248	5,153
Amortization of deferred debt issuance costs	177	177
Impairment of assets	—	489
Restructuring costs	2,562	1,707
Securities litigation defense costs and settlement, net of insurance	1,026	37
Share-based compensation	5,393	4,891
Other non-run-rate expenses*	1,311	90
Total adjustments to GAAP income before provision for income taxes:	16,837	12,544
Income before provision for income taxes - Non-GAAP	17,629	13,408
Provision for income taxes	3,526	2,950
Net income - Non-GAAP	$14,103	$10,458
Diluted net income per share - Non-GAAP	$0.21	$0.16
Weighted-average shares outstanding (diluted):	66,296	65,353

* Other non-run-rate expenses for the three months ended June 30, 2020 consist primarily of $762 excess lease-related expense for vacated facilities and other costs, including retention bonuses, related to the restructuring plan, $478 of professional services costs not related to core operations, and $71 of incremental costs and penalties primarily due to the cancellation of certain events directly associated with the COVID-19 pandemic.

Other non-run-rate expenses for the three months ended June 30, 2019 consist primarily of excess lease-related expense for vacated locations.